Exhibit 99.1
News Release
For Immediate Release...
CINEMARK USA, INC. REPORTS RESULTS FOR FISCAL YEAR 2006
          Plano, TX, March 15, 2007 — Cinemark USA, Inc. or the “Company”, one of the leaders in the motion picture exhibition industry, today reported results for the year ended December 31, 2006.
          For the year ended December 31, 2006, revenues increased 19.6% to $1,220.6 million from $1,020.6 million for the year ended December 31, 2005. The increase was primarily related to a 7.6% increase in attendance, a 10.2% increase in average ticket prices, and a 9.1% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres that was completed on October 5, 2006. The Company’s operating income for the year ended December 31, 2006 was $137.4 million compared with operating income of $119.0 million for the year ended December 31, 2005. Adjusted EBITDA for the year ended December 31, 2006 increased 29.2% to $271.7 million from $210.3 million for the year ended December 31, 2005. The Company’s Adjusted EBITDA margin was 22.3% for the year ended December 31, 2006. Net income for the year ended December 31, 2006 was $36.8 million compared to net income of $48.4 million for the year ended December 31, 2005.
          The decrease in net income for the year ended December 31, 2006 was primarily due to goodwill impairment charges and increased interest expense. During the year ended December 31, 2006, the Company’s parent, Cinemark, Inc., completed a share exchange with its newly-formed parent, Cinemark Holdings, Inc. As a result of the share exchange, which occurred on October 5, 2006, the Company was required to push down the accounting basis of its shareholders as of the date of the share exchange, which resulted in a higher basis than historically presented. The Company’s financial statements are reflective of its historical basis for periods prior to the share exchange, referred to as predecessor, and reflective of the new basis for periods subsequent to the share exchange, referred to as successor. The Company’s total assets increased approximately $747.5 million, including $508.8 million of goodwill, as a result of the share exchange. Goodwill impairment charges were $13.6 million during the year ended December 31, 2006. As a result of the Century acquisition, total assets increased approximately $1,341.8 million. The Company’s interest expense increased approximately $22.6 million during the year ended December 31, 2006 primarily due to a new senior secured credit facility which was entered into to finance a portion of the purchase price for the Century acquisition, payoff debt assumed in the Century acquisition and payoff the Company’s former senior secured credit facility.
          Cinemark USA, Inc. continues to be a leader in the development of stadium seating multiplex theatres. During the year ended December 31, 2006, the Company opened 21 theatres with a total of 232 screens and on October 5, 2006, the Company completed its acquisition of Century Theatres, adding an additional 77 theatres with 1,017 screens. On December 31, 2006, the Company’s aggregate screen count was 4,488, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of December 31, 2006, the Company had signed commitments to open 17 new theatres with 227 screens during 2007. The Company also had signed commitments to open 11 new theatres with 155 screens subsequent to 2007.

Cinemark USA, Inc.
Financial and Operating Data
(unaudited, in thousands)

	Year ended
	December 31,
	2006	2005
	(Combined) (1)	(Predecessor)
Statement of Operations data:

Theatre revenues	$1,220,594	$1,020,597

Film rentals and advertising	405,987	347,727
Concession supplies	59,020	52,507
Facility lease expense	157,759	136,593
Other theatre operating expenses	263,424	225,262
General and administrative expenses	67,649	50,722
Depreciation, amortization and impairment of long-lived assets	124,069	86,133
Loss on sale of assets and other	5,284	2,625

Total costs of operations	1,083,192	901,569

Operating Income	137,402	119,028

Interest expense (2)	69,673	47,108
Other (income) expense	2,954	(4,627)

Income before income taxes	64,775	76,547
Income taxes	27,951	28,182

Net income	$36,824	$48,365

Other Financial Data:
Adjusted EBITDA (3)	$271,733	$210,297
Adjusted EBITDA margin (4)	22.3%	20.6%

Other Operating Data:
U.S. Attendance (patrons)	118,714	105,573
International Attendance (patrons)	59,550	60,104

Worldwide Attendance (patrons)	178,264	165,677

	As of
	December 31,
	2006	2005
	(Successor)	(Predecessor)

Balance Sheet Data:
Cash and cash equivalents	$147,045	$182,180
Theatre properties and equipment, net	1,324,572	790,566
Total assets	3,159,384	1,097,740
Long-term debt and capital lease obligations, including current portion	1,593,407	620,277
Shareholder’s equity	1,111,455	251,172

Reconciliation of Adjusted EBITDA (unaudited)
(in thousands)

	Year ended
	December 31,
	2006	2005
	(Combined)(1)	(Predecessor)
Net income	$36,824	$48,365
Income taxes	27,951	28,182
Interest expense(2)	69,673	47,108
Other (income) expense	2,954	(4,627)

Operating income	137,402	119,028
Add: Depreciation, amortization and impairment of long-lived assets	124,069	86,133
Add: Loss on sale of assets and other	5,284	2,625
Add: Stock option compensation expense(5)	2,864	—
Add: Deferred lease expenses(6)	2,114	2,511

Adjusted EBITDA(3)	$271,733	$210,297

(1)	The predecessor and successor results of operations for 2006 have been combined. Although this combined presentation does not comply with generally accepted accounting principles, we believe this presentation provides a meaningful method of comparison against our 2005 results.

(2)	Includes amortization of debt issue costs and excludes capitalized interest.

(3)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other (income) expense, depreciation, amortization and impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, and stock option compensation. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The calculation of Adjusted EBITDA is substantially consistent with the definition of EBITDA in our senior subordinated notes indenture. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(4)	Adjusted EBITDA margin is calculated using Adjusted EBITDA divided by revenues.

(5)	Non-cash expense included in general and administrative expenses.

(6)	Non-cash expense included in facility lease expense.
Forward-Looking Statements Disclosure
This press release includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:
•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.
You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates ,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “ future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s annual report on Form 10-K for the latest fiscal year ended and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About the Company
Headquartered in Plano, TX, the Company has a website at www.cinemark.com where customers can view showtimes and purchase tickets.
For more information contact:
Robert Copple, Chief Financial Officer
(972) 665-1000

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